CONMED HEALTHCARE MANAGEMENT INC.
9375 Chesapeake Street
La Plata, Maryland 20646

January 24, 2007

Mr. Larry Doll
557 West Crystal Lake Avenue
Haddonfield, New Jersey 08033

Dear Mr. Doll:

I am pleased to offer you the position of Vice President for New Account Development of Conmed Healthcare Management Inc. (the "Company"), whereby you will report directly to the Chief Operating Officer of the Company. Your base of operations will be located in La Plata, Maryland.

If you accept our offer, your commencement date will be January 29, 2007 ("Commencement Date"). Initially, the Company shall pay you an annual salary in the amount of $139,500, less applicable legal deductions, and payable in accordance with the regular payroll practices of the Company. Thereafter, annual performance and compensation reviews will take place upon the anniversary of your employment.

Your employment will be on a full-time business basis whereby the Company expects you to devote 5 days per week of your productive business time and your best professional efforts to the performance of your duties and responsibilities for the successful operation of the business of the Company and to abide by all Company policies and procedures as in effect from time to time. As Vice President for New Account Development, your responsibilities will include all activities in support of the Chief Executive Officer. You will also be working with the Company's consultants in the area of business development and work operationally, encompassing department news letters to existing accounts, employees and new business prospects, construction and packaging of an RFP response for a new prospect's bid, development of a recommendation for a CRM system, budgets, monthly activity reporting, new business account activity reports, and other duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer. It is understood that all employees may be subject to promotion, transfer, or reassignment from time to time as the Company determines.

You will be recommended to participate in the Company's 2007 Stock Option Plan (the "Stock Option Plan") in an amount equal to 80,000 shares (the "Option Shares") of common stock, no par value, of the Company (the "Common Stock"). The Company may grant to you from time to time additional Option Shares at a stated

exercise price per share which will vest in equal yearly installments over a period of four (4) years, with the first 25% of such options to vest on the anniversary of the Commencement Date. Your participation in the Stock Option Plan and level of award is subject to approval by the Company's Board of Directors. Additionally, you will be considered for participation in the Company's bonus compensation plan, as is in effect from time to time, with a target of thirty (30) percent of your annual base salary. The actual amount of the bonus award shall be determined by the Company's Board of Directors, after consultation with you, and will be based upon the Board's deduction and assessment of your performance, and that of the Company, against goals established annually by the Chief Executive Officer and the Compensation Committee. Any bonus or incentive compensation paid to you shall be in addition to your annual base salary and will be subject to any applicable legal deductions in accordance with regular practices at the Company.

You shall be entitled to such 401(k) plan and other retirement plan participation as are made available to the Company's personnel generally, as in effect by the Company from time to time, as well as three weeks paid vacation. In addition, you will be reimbursed for approved business travel expenses along with any other approved business expenses according to Company policy. It is understood that you will have access to and use a Company apartment that will be occupied by both you and Thomas Fry during any period of time which you will reside in the La Plata area. All other travel expenses incurred resulting from your traveling to and from your New Jersey residence will be your personal responsibility.

This letter is not meant to constitute a contract of employment for a specific term. Employment with the Company is at-will, which means that both you and the Company will retain the right to terminate your employment at any time, with or without notice or cause. We do ask that you give thirty (30) days' written notice if you decide to resign. The Company will give you sixty (60) days notice, or pay in lieu of notice, if it initiates termination.

Further, your employment with the Company shall be contingent upon your execution of, and the Company's receipt of the Non-Competition, Non-Solicitation and Confidentiality Agreement, substantially in the form attached hereto as Exhibit A.

The Immigration Reform and Control Act require employers to verify the employment eligibility and identity of new employees. Enclosed is a copy of the form I-9 which you will be required to complete. Please bring the appropriate documents listed on this form with you when you report for work. We will not be able to employ you if you fail to comply with this requirement.

In accepting this offer, you give us assurance that you have not relied on any agreements or representations, express or implied, with respect to your employment that are not set for expressly in this letter.

Formalities aside, I am personally delighted that you are joining us and look forward to your contributions. Please accept my congratulations on this major milestone achievement.

CONMED HEALTHCARE MANAGEMENT INC.

By:____________________________________

Name: Richard W. Turner
Title: President & Chief Executive Officer

ACCEPTED AND AGREED:

____________________________ Dated:____________________, 2007

Larry Doll

EXHIBIT A

NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT

This NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY AGREEMENT (this "**Agreement**") is entered into effective for all purposes as of this 29th day of January, 2007 by Larry Doll ("**Employee**") in favor of Conmed Healthcare Management Inc., a Delaware corporation, and/or any of its affiliates, parents, subsidiaries or other related entities (collectively, the "**Company**").

In consideration and as a condition of Employee's employment by the Company, Employee hereby agrees as follows:

1. Confidentiality. At all times, Employee shall keep confidential, except as the Company may otherwise consent to in writing, and not disclose, or make any use of except for the benefit of the Company and in no way competitive with the Company, at any time either during or subsequent to performance by Employee of services for the Company, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, technical data, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, and pricing strategies or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees or affiliates (collectively, the "**Confidential Information**"), which Employee may produce, obtain or otherwise learn of during the course of his performance of services and after the cessation of Employee's employment with the Company. Employee shall not deliver, reproduce, or in any way allow any such Confidential Information to be delivered to or used by any third parties without the specific direction or consent of an authorized representative of the Company.

As used in this Agreement, the term "**cessation of Employee's employment with the Company**" shall mean any separation from Employee's employment at the Company, either voluntarily or involuntarily, either with cause or without cause, or whether the separation is at the behest of the Company or Employee.

2. Return of Confidential Material. Upon the cessation of Employee's employment with the Company, Employee shall promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, lab notes and books and data of any nature pertaining to any Confidential Information of the Company or to the services provided by Employee, and Employee will not take or retain (in any form or format) any description containing or pertaining to any Confidential Information which Employee may produce or obtain during the course of the Employee's association with the Company.

3. Trade Secrets of Others. Employee represents that his performance of all the terms of this Agreement and as an employee of the Company does not and will not

breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust, and Employee will not disclose to the Company, or induce the Company to use, any confidential or proprietary information or material belonging to any other person or entity. Employee will not enter into any agreement, either written or oral, in conflict herewith.

4. Non-Competition; Non-Solicitation. For purposes of this Agreement, the term "**Competitive Activity**" shall mean engaging in the business of providing medical healthcare services to detention facilities. Employee will not knowingly do, or prepare to do, any of the following, either individually or through any entity controlled by Employee, and either on Employee's behalf or on behalf of any other person or entity competing or endeavoring to compete with the Company, directly or indirectly, during Employee's employment with the Company and during the period of two (2) years after the cessation of Employee's employment with the Company, in the states within which the Company conducts its business from the date hereof through the date of cessation of employment:

(a) Own, manage, operate, control, consult for, be an officer or director of, work for, or be employed in any capacity by any corporation, partnership, limited liability company, educational or not-for-profit institution or any other business, entity, agency or organization which is in any way involved in the Competitive Activity; or

(b) Solicit prior or current customers, collaborators, joint venturers or other business affiliations of the Company for any purpose associated with a Competitive Activity; or

(c) Solicit for employment or retention (or, following such solicitation, employ or retain) as an employee, independent contractor or agent, any employees or consultants of the Company to engage in, either with the Employee or in any other capacity, any Competitive Activity.

In the event that Employee improperly competes with the Company in any manner set forth above, the period during which Employee engages in such competition shall not be counted in determining the duration of the two (2) year non-compete restriction.

5. Injunctive Relief. Employee acknowledges that any breach or attempted breach by Employee of this Agreement or any provision hereof shall cause the Company irreparable harm for which any adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled to obtain injunctive relief, without the necessity of posting a bond or other surety, restraining such breach or threatened breach.

6. Modification. This Agreement may not be changed, modified, released, discharged, abandoned, or otherwise amended, in whole or in part, except by an instrument in writing, signed by Employee and by the Company. Any subsequent change or changes in the relationship between the Company and Employee or in Employee's compensation by the Company shall not affect the validity or scope of this Agreement.

7. Reasonable Terms. Employee acknowledges and agrees that the restrictive covenants contained in this Agreement have been reviewed by Employee with the benefit of counsel and that such covenants are reasonable in all of the circumstances for the protection of the legitimate interests of the Company.

8. Entire Agreement. Employee acknowledges receipt of this Agreement, and agrees that with respect to the subject matter thereof it is Employee's entire agreement with the Company, superseding any previous oral or written communications, representations, understandings, or agreements with the Company or any officer or representative thereof.

9. Severability. In the event that any paragraph or provision of this Agreement shall be held to be illegal or unenforceable, the entire Agreement shall not fail on account thereof. It is further agreed that if any one or more of such paragraphs or provisions shall be judged to be void as going beyond what is reasonable in all of the circumstances for the protection of the interests of the Company, but would be valid if part of the wording thereof were deleted or the period thereof reduced or the range of activities covered thereby reduced in scope, the said reduction shall be deemed to apply with such modifications as may be necessary to make them valid and effective and any such modification shall not thereby affect the validity of any other paragraph or provisions contained in this Agreement.

10. Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators or other legal representatives of Employee and is for the benefit of the Company, its successors and assigns.

11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware except for any conflicts of law rules thereof which might direct the application of the substantive laws of another state.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first forth above.

EMPLOYEE:

____
Name:

CONMED HEALTHCARE MANAGEMENT INC.

By:______________________________
Name:
Title: